Exhibit 99.1

For Immediate Release

Hasbro Reports Revenue, Operating Profit and Net Earnings

Growth for Second Quarter 2017

•         Second quarter 2017 revenues grew 11% to $972.5 million including revenue growth of 16% in the U.S. and Canada segment and 6% in the International segment; Entertainment and Licensing segment revenues declined 1%;

•         Growth in Franchise Brands, Hasbro Gaming and Partner Brands offset a decline in Emerging Brands;

•         Operating profit increased 18% to $100.0 million, or 10.3% of net revenues;

•         Net earnings increased 30% to $67.7 million or $0.53 per diluted share; Reported net earnings include a $0.01 per diluted share benefit versus second quarter 2016 from the adoption of FASB ASU No. 2016-09;

•         $1.4 billion in cash and cash equivalents at quarter end.

Pawtucket, R.I., July 24, 2017 -- Hasbro, Inc. (NASDAQ: HAS) today reported financial results for the second quarter 2017.  Net revenues for the second quarter 2017 increased 11% to $972.5 million versus $878.9 million in 2016.

Net earnings for the second quarter 2017 increased 30% to $67.7 million, or $0.53 per diluted share, compared to $52.1 million, or $0.41 per diluted share, in 2016.  Reported net earnings include a $0.01 per diluted share benefit versus second quarter 2016 from the adoption of FASB ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting.

“The Hasbro team executed another very strong quarter across the Brand Blueprint.  Story-led brands and innovative brand initiatives drove double-digit revenue growth and an increase in operating profit margin,” said Brian Goldner, Hasbro’s chairman and chief executive officer.  “Franchise Brand, Hasbro Gaming and Partner Brand revenues grew year-over-year, and revenue increased across all geographic regions.  We entered the important second half of the year with strong consumer momentum, a robust and diverse entertainment slate and compelling new brand initiatives.”

“Our balance sheet and cash flows remain strong.  While we are seeing some softness in economic conditions in Brazil and the U.K., our brands continue to resonate with consumers,” said Deborah Thomas, Hasbro’s chief financial officer.  “We are well positioned with innovative new product driven by strong entertainment as we enter the second half of the year.”

Second Quarter 2017 Major Segment Performance

	Net Revenues ($ Millions)			Operating Profit ($ Millions)
	Q2 2017	Q2 2016	% Change	Q2 2017	Q2 2016	% Change
U.S. and Canada	$494.4	$425.9	+16%	$81.6	$58.0	+41%
International	$426.6	$401.1	+6%	$16.9	$29.7	-43%
Entertainment and Licensing	$51.5	$51.9	-1%	$11.3	$13.8	-18%

Second quarter 2017 U.S. and Canada segment net revenues increased 16% to $494.4 million compared to $425.9 million in 2016.  Revenues grew in Franchise Brands, Partner Brands and Hasbro Gaming, but declined in Emerging Brands.  The U.S. and Canada segment reported operating profit increased 41% to $81.6 million, or 16.5% of net revenues, compared to $58.0 million, or 13.6% of net revenues, in 2016.

International segment net revenues increased 6% to $426.6 million compared to $401.1 million in 2016.  Second quarter 2017 International segment revenues include a favorable $2.4 million impact of foreign exchange.  Revenue growth in Franchise Brands and Hasbro Gaming offset declines in Partner Brands and Emerging Brands.  On a regional basis, Europe revenues increased 4%, Latin America increased 3% and Asia Pacific increased 18%.  Emerging markets revenues increased 7% in the quarter.  International segment operating profit decreased 43% to $16.9 million, or 4.0% of net revenues, compared to $29.7 million, or 7.4% of net revenues, in 2016.

Entertainment and Licensing segment net revenues decreased 1% to $51.5 million compared to $51.9 million in 2016.  Growth in digital gaming, led by Backflip Studios, was offset by declines in entertainment revenues.  The Entertainment and Licensing segment operating profit decreased $2.5 million, or 18%, to $11.3 million, or 22.0% of net revenues, compared to $13.8 million, or 26.6% of net revenues, in 2016.

Second Quarter 2017 Brand Portfolio Performance

	Net Revenues ($ Millions)
	Q2 2017	Q2 2016	% Change	Six Months 2017	Six Months 2016	% Change
Franchise Brands	$545.7	$452.3	+21%	$976.5	$868.6	+12%
Partner Brands	$230.0	$227.1	+1%	$443.0	$485.3	-9%
Hasbro Gaming*	$133.9	$126.4	+6%	$269.6	$226.7	+19%
Emerging Brands	$62.9	$73.2	-14%	$133.1	$129.5	+3%

*Hasbro’s total gaming category, including all gaming revenue, most notably MAGIC: THE GATHERING and MONOPOLY, which are included in Franchise Brands in the table above, totaled $273.3 million for the second quarter 2017, up 20%, versus $227.7 million in the second quarter 2016 and up 15% to $526.6 million for the six months 2017 versus $458.8 million for the six months 2016.  Hasbro believes its gaming portfolio is a competitive differentiator and views it in its entirety.

Second quarter 2017 Franchise Brand revenues increased 21% to $545.7 million driven by revenue growth in TRANSFORMERS, MAGIC: THE GATHERING, NERF and MONOPOLY.

Partner Brand revenues increased 1% to $230.0 million.  BEYBLADE, DREAMWORKS’ TROLLS, MARVEL and DISNEY PRINCESS grew revenues in the quarter.  STAR WARS is well positioned ahead of the September 1st on-shelf date for STAR WARS: THE LAST JEDI merchandise.  Marvel has a robust entertainment slate this year and both MARVEL’S GUARDIANS OF THE GALAXY Vol. 2 and SPIDER-MAN HOMECOMING contributed positively to the second quarter and have good momentum entering the second half of the year.

Hasbro Gaming revenues grew 6% to $133.9 million driven by Hasbro’s diverse gaming portfolio, including face-to-face gaming, off-the-board gaming and digital gaming.  Success of several new games along with traditional properties, including DUNGEONS & DRAGONS and OPERATION, drove the gains in the quarter.  Hasbro’s total gaming category grew 20% to $273.3 million and saw incremental revenue growth from MAGIC: THE GATHERING and MONOPOLY.

Emerging Brands revenue declined 14% to $62.9 million, primarily driven by declines in PLAYSKOOL, SUPER SOAKER and EASY-BAKE OVEN products.  BABY ALIVE revenues were down slightly in the quarter, primarily due to Brazil, but revenues are up in the first half.

Dividend and Share Repurchase

The Company paid $71.3 million in cash dividends to shareholders during the second quarter 2017.  The next quarterly cash dividend payment of $0.57 per common share is scheduled for August 15, 2017 to shareholders of record at the close of business on August 1, 2017.

During the second quarter, Hasbro repurchased 6,100 shares of common stock at a total cost of $0.6 million and an average price of $94.99 per share.  At quarter-end, $309.4 million remained available in the current share repurchase authorization.

Conference Call Webcast

Hasbro will webcast its second quarter 2017 earnings conference call at 8:30 a.m. Eastern Time today.  To listen to the live webcast and access the accompanying presentation slides, please go to http://investor.hasbro.com.   The replay of the call will be available on Hasbro’s web site approximately 2 hours following completion of the call.

About Hasbro: Hasbro (NASDAQ: HAS) is a global play and entertainment company committed to Creating the World's Best Play Experiences. From toys and games to television, movies, digital gaming and consumer products, Hasbro offers a variety of ways for audiences to experience its iconic brands, including NERF, MY LITTLE PONY, TRANSFORMERS, PLAY-DOH, MONOPOLY, LITTLEST PET SHOP and MAGIC: THE GATHERING. The Company's Hasbro Studios and its film label, Allspark Pictures, are building its brands globally through great storytelling and content on all screens. Through its commitment to corporate social responsibility and philanthropy, Hasbro is helping to make the world a better place for children and their families. Learn more at www.hasbro.com, and follow us on Twitter (@Hasbro & @HasbroNews) and Instagram (@Hasbro).

© 2017 Hasbro, Inc. All Rights Reserved.

Certain statements in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include expectations concerning the Company’s potential performance in the future and the Company’s ability to achieve its other financial and business goals and may be identified by the use of forward-looking words or phrases. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements due to both known and unknown risks and uncertainties. Specific factors that might cause such a difference include, but are not limited to: (i) the Company's ability to design, develop, produce, manufacture, source and ship products on a timely and cost-effective basis, as well as interest in and purchase of those products by retail customers and consumers in quantities and at prices that will be sufficient to profitably recover the Company’s costs; (ii) downturns in economic conditions affecting the Company’s markets which can negatively impact the Company’s retail customers and consumers, and which can result in lower employment levels, lower consumer disposable income and spending, including lower spending on purchases of the Company’s products; (iii) other factors which can lower discretionary consumer spending, such as higher costs for fuel and food, drops in the value of homes or other consumer assets, and high levels of consumer debt; (iv) potential difficulties or delays the Company may experience in implementing cost savings and efficiency enhancing initiatives; (v) other economic and public health conditions or regulatory changes in the markets in which the Company and its customers and suppliers operate which could create delays or increase the Company’s costs, such as higher commodity prices, labor costs or transportation costs, or outbreaks of disease; (vi) currency fluctuations, including movements in foreign exchange rates, which can lower the Company’s net revenues and earnings, and significantly impact the Company’s costs; (vii) the concentration of the Company's customers, potentially increasing the negative impact to the Company of difficulties experienced by any of the Company’s customers or changes in their purchasing or selling patterns; (viii) consumer interest in and acceptance of the Discovery Family Channel, and programming created by Hasbro Studios, and other factors impacting the financial performance of the network and Hasbro Studios; (ix) the inventory policies of the Company’s retail customers, including retailers’ potential decisions to lower their inventories, even if it results in lost sales, as well as the concentration of the Company's revenues in the second half and fourth quarter of the year, which coupled with reliance by retailers on quick response inventory management techniques increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve compressed shipping schedules; (x) delays, increased costs or difficulties associated with any of our or our partners’ planned digital applications or media initiatives; (xi) work disruptions, which may impact the Company's ability to manufacture or deliver product in a timely and cost-effective manner; (xii) the bankruptcy or other lack of success of one of the Company's significant retailers which could negatively impact the Company's revenues or bad debt exposure; (xiii) the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to offer Company products which consumers choose to buy instead of competitive products, the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees; (xiv) concentration of manufacturing for many of the Company’s products in the People’s Republic of China and the associated impact to the Company of social, economic or public health conditions and other factors affecting China, the movement of products into and out of China, the cost of producing products in China and exporting them to other countries; (xv) the risk of product recalls or product liability suits and costs associated with product safety regulations; (xvi) the impact of other market conditions, third party actions or approvals and competition which could reduce demand for the Company’s products or delay or increase the cost of implementation of the Company's programs or alter the Company's actions and reduce actual results; (xvii) the impact of litigation or arbitration decisions or settlement actions; and (xviii) other risks and uncertainties as may be detailed from time to time in the Company's public announcements and Securities and Exchange Commission (“SEC”) filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

This press release includes a non-GAAP financial measure as defined under SEC rules, specifically EBITDA.  EBITDA represents net earnings attributable to Hasbro, Inc. excluding net loss attributable to noncontrolling interests, interest expense, income taxes, depreciation and amortization. As required by SEC rules, we have provided reconciliation on the attached schedule of this measure to the most directly comparable GAAP measure. Management believes that EBITDA is one of the appropriate measures for evaluating the operating performance of the Company because it reflects the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet, and make strategic acquisitions. This non-GAAP measure should be considered in addition to, not as a substitute for, or superior to, net earnings or other measures of financial performance prepared in accordance with GAAP as more fully discussed in the Company's financial statements and filings with the SEC. As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America.

HAS-E

Investor Contact:  Debbie Hancock | Hasbro, Inc. | (401) 727-5401 | debbie.hancock@hasbro.com

Press Contact: Julie Duffy | Hasbro, Inc. | (401) 727-5931 | julie.duffy@hasbro.com

# # #

(Tables Attached)

HASBRO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Thousands of Dollars)
	July 2, 2017	June 26, 2016
ASSETS
Cash and Cash Equivalents	$1,433,500	$924,098
Accounts Receivable, Net	846,547	703,821
Inventories	557,507	572,391
Other Current Assets	257,251	323,046
Total Current Assets	3,094,805	2,523,356
Property, Plant and Equipment, Net	268,973	242,607
Other Assets	1,548,965	1,578,422
Total Assets	$4,912,743	$4,344,385

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS
AND SHAREHOLDERS' EQUITY
Short-term Borrowings	$186,863	$$5,400
Current Portion of Long-term Debt	349,916	-
Payables and Accrued Liabilities	935,468	739,620
Total Current Liabilities	1,472,247	745,020
Long-term Debt	1,199,114	1,547,753
Other Liabilities	408,888	402,614
Total Liabilities	3,080,249	2,695,387
Redeemable Noncontrolling Interests	-	36,465
Total Shareholders' Equity	1,832,494	1,612,533

Total Liabilities, Redeemable Noncontrolling Interests and Shareholders' Equity	$4,912,743	$4,344,385

HASBRO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Thousands of Dollars and Shares Except Per Share Data)	Quarter Ended				Six Months Ended

	July 2, 2017	% Net Revenues	June 26, 2016	% Net Revenues	July 2, 2017	% Net Revenues	June 26, 2016	% Net Revenues
Net Revenues	$972,506	100.0%	$878,945	100.0%	$1,822,169	100.0%	$1,710,125	100.0%
Costs and Expenses:
Cost of Sales	368,233	37.9%	321,676	36.6%	674,315	37.0%	611,916	35.8%
Royalties	79,152	8.1%	69,408	7.9%	143,532	7.9%	139,377	8.2%
Product Development	62,793	6.5%	63,671	7.2%	125,379	6.9%	120,835	7.1%
Advertising	92,374	9.5%	86,957	9.9%	173,310	9.5%	166,816	9.8%
Amortization of Intangibles	7,881	0.8%	8,691	1.0%	15,762	0.9%	17,382	1.0%
Program Production Cost Amortization	5,188	0.5%	5,033	0.6%	10,758	0.6%	11,219	0.7%
Selling, Distribution and Administration	256,901	26.4%	238,635	27.2%	500,786	27.5%	471,790	27.6%
Operating Profit	99,984	10.3%	84,874	9.7%	178,327	9.8%	170,790	10.0%
Interest Expense	24,224	2.5%	23,914	2.7%	48,680	2.7%	47,958	2.8%
Other Income, Net	(11,126)	-1.1%	(6,060)	-0.7%	(28,076)	-1.5%	(3,401)	-0.2%
Earnings before Income Taxes	86,886	8.9%	67,020	7.6%	157,723	8.7%	126,233	7.4%
Income Taxes	19,163	2.0%	17,601	2.0%	21,401	1.2%	29,843	1.7%
Net Earnings	67,723	7.0%	49,419	5.6%	136,322	7.5%	96,390	5.6%
Net Loss Attributable to Noncontrolling Interests	-	0.0%	(2,687)	-0.3%	-	0.0%	(4,467)	-0.3%
Net Earnings Attributable to Hasbro, Inc.	$67,723	7.0%	$52,106	5.9%	$136,322	7.5%	$100,857	5.9%

Per Common Share
Net Earnings Attributable to Hasbro, Inc.
Basic	$0.54		$0.42		$1.09		$0.80
Diluted	$0.53		$0.41		$1.07		$0.79

Cash Dividends Declared	$0.57		$0.51		$1.14		$1.02

Weighted Average Number of Shares
Basic	125,263		125,475		125,221		125,371
Diluted	127,367		127,041		127,296		126,995

HASBRO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Thousands of Dollars)

	Six Months Ended
	July 2, 2017	June 26, 2016
Cash Flows from Operating Activities:
Net Earnings	$136,322	$96,390
Non-cash Adjustments	128,351	119,971
Changes in Operating Assets and Liabilities	101,433	89,575
Net Cash Provided by Operating Activities	366,106	305,936

Cash Flows from Investing Activities:
Additions to Property, Plant and Equipment	(66,321)	(66,390)
Other	(1,465)	20,431
Net Cash Utilized by Investing Activities	(67,786)	(45,959)

Cash Flows from Financing Activities:
Net Proceeds from (Repayments of) Short-term Borrowings	14,258	(159,136)
Purchases of Common Stock	(18,561)	(57,337)
Stock-based Compensation Transactions	9,902	36,388
Dividends Paid	(134,655)	(121,311)
Employee Taxes Paid for Shares Withheld	(31,400)	(18,672)
Other	-	762
Net Cash Utilized by Financing Activities	(160,456)	(319,306)

Effect of Exchange Rate Changes on Cash	13,351	6,677

Cash and Cash Equivalents at Beginning of Year	1,282,285	976,750

Cash and Cash Equivalents at End of Period	$1,433,500	$924,098

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(Thousands of Dollars)	Quarter Ended			Six Months Ended
	July 2, 2017	June 26, 2016	% Change	July 2, 2017	June 26, 2016	% Change
Major Segment Results
U.S. and Canada Segment:
External Net Revenues	$494,427	$425,899	16%	$946,004	$869,547	9%
Operating Profit	81,557	57,953	41%	146,311	136,288	7%
Operating Margin	16.5%	13.6%		15.5%	15.7%

International Segment:
External Net Revenues	426,564	401,129	6%	771,845	746,166	3%
Operating Profit	16,884	29,654	-43%	17,428	32,507	-46%
Operating Margin	4.0%	7.4%		2.3%	4.4%

Entertainment and Licensing Segment:
External Net Revenues	51,494	51,896	-1%	104,223	94,391	10%
Operating Profit	11,324	13,830	-18%	22,670	19,272	18%
Operating Margin	22.0%	26.6%		21.8%	20.4%

International Segment Net Revenues by Major Geographic Region
Europe	$237,607	$228,124	4%	$453,727	$452,247	0%
Latin America	99,869	97,368	3%	164,625	152,964	8%
Asia Pacific	89,088	75,637	18%	153,493	140,955	9%
Total	$426,564	$401,129		$771,845	$746,166

Net Revenues by Brand Portfolio (1)
Franchise Brands	$545,718	$452,268	21%	$976,462	$868,642	12%
Partner Brands	230,015	227,088	1%	442,977	485,313	-9%
Hasbro Gaming	133,872	126,438	6%	269,639	226,666	19%
Emerging Brands	62,901	73,151	-14%	133,091	129,504	3%
Total Net Revenues	$972,506	$878,945		$1,822,169	$1,710,125

Hasbro's total gaming category, including all gaming revenue, most notably MAGIC: THE GATHERING and MONOPOLY, totaled $273,261 and $526,550 for the three and six months ended July 2, 2017, respectively, up 20% and 15%, respectively, from revenues of $227,698 and $458,845 for the three and six months ended June 26, 2016, respectively.

(1) For the six months ended July 2, 2017, first quarter revenues of $7,141 were reclassified from
Hasbro Gaming to Franchise Brands to conform to the presentation for the quarter ended July 2, 2017.
Including this reclassification, first quarter 2017 net revenues by Brand Portfolio were:

Franchise Brands	$430,744
Partner Brands	212,962
Hasbro Gaming	135,767
Emerging Brands	70,190
Total Net Revenues	$849,663

Reconciliation of EBITDA
Net Earnings Attributable to Hasbro, Inc.	$67,723	$52,106		$136,322	$100,857
Net Loss Attributable to
Noncontrolling Interests	-	(2,687)		-	(4,467)
Interest Expense	24,224	23,914		48,680	47,958
Income Taxes	19,163	17,601		21,401	29,843
Depreciation	38,089	31,965		65,791	57,091
Amortization of Intangibles	7,881	8,691		15,762	17,382
EBITDA	$157,080	$131,590		$287,956	$248,664